Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

of The Reserve Fund:

We consent to the reference to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information and to the use of our report dated July 27, 2007, incorporated herein by reference.

KPMG LLP

New York, New York

September 27, 2007